Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

[ Letterhead of Turlington and Company, L.L.P.]

To the Board of Directors

First South Bancorp, Inc.

Washington, North Carolina

We consent to the incorporation by reference in the registration statements (No. 333-151337, No. 333- 132623, No. 333-49759, and No. 333-104144) on Form S-8 of First South Bancorp, Inc. and Subsidiary of our report dated March 25, 2015, with respect to the consolidated statement of financial condition of First South Bancorp, Inc. and Subsidiary as of December 31, 2014, and the related consolidated statements of operations, comprehensive income, changes in stockholders' equity, and cash flows for the year ended December 31, 2014.

/s/ Turlington and Company, L.L.P.

Lexington, North Carolina

March 29, 2016